OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
(Including the Associated Preferred Share Purchase Rights)
OF
PYRAMID BREWERIES INC.
BY
PMID MERGER SUB, INC.
A WHOLLY OWNED SUBSIDIARY
OF
INDEPENDENT BREWERS UNITED, INC.
AT
$2.75 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, AT THE END OF WEDNESDAY, JULY 30, 2008,
UNLESS THE OFFER IS EXTENDED.

July 2, 2008

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by PMID Merger Sub, Inc., a Washington corporation (“Offeror”) and a wholly owned subsidiary of Independent Brewers United, Inc., a Delaware corporation (“Parent”), to act as Information Agent in connection with Offeror’s Offer to Purchase for cash all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Pyramid Breweries Inc., a Washington corporation (“PMID”), together with the associated Preferred Share Purchase Rights, at a purchase price of $2.75 per Share, net to sellers in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 2, 2008 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee. Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Offer to Purchase, dated July 2, 2008.

2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to BNY Mellon Shareowner Services (the “Depositary”) on or prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

4. PMID’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission.

5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

7. A return envelope addressed to BNY Mellon Shareowner Services, as Depositary.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, JULY 30, 2008, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least 66 2/3% of the total number of outstanding Shares on a fully diluted basis, subject to the waiver of such condition by Offeror, which waiver is permitted only if there shall have been tendered and not properly withdrawn a number of Shares that represents at least a majority of the total number of outstanding Shares on a fully diluted basis. The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 14 — “Conditions of the Offer” of the Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 27, 2008, by and among Parent, Offeror, Magic Hat Brewing Company & Performing Arts Center, Inc., as guarantor, and PMID (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Washington Business Corporations Act (“WBCA”), Offeror will be merged with and into PMID (the “Merger”). If a number of Shares is tendered in the Offer that represents at least 50.1% of the total number of Shares on a fully diluted basis, Offeror may decide to waive the condition requiring that the number of Shares tendered is at least 66 2/3% of the total number of Shares on a fully diluted basis. In such event, the Merger Agreement provides that as promptly as practicable following the consummation of the Offer, PMID will prepare and file with the Securities and Exchange Commission (“SEC”) a proxy statement, to be distributed to PMID shareholders in connection with a special shareholders meeting to consider and vote upon the Merger. There can be no assurance in such event that the Offeror would then own 66 2/3% of the outstanding Shares entitled to vote in the Merger or that the Merger will be approved by holders of such amount of outstanding Shares. If the Merger is not approved at the PMID special shareholders meeting conducted pursuant to the Merger Agreement, and Offeror is unable to acquire a sufficient amount of Shares in the Offer and any subsequent transactions in order to assure that the Merger will be consummated, Offeror currently intends to continue its efforts to acquire such Shares and may cause one or more special meetings of PMID shareholders to be called to consider the Merger. Depending on the nature and the terms of the subsequent acquisition transaction, the provisions of the WBCA may require the approval of PMID shareholders holding at least 66 2/3% of the outstanding Shares at a meeting duly called and held for the purpose of approving the transaction. Following the effective time of the Merger, PMID will continue as the surviving corporation and become a wholly owned subsidiary of Parent and the separate corporate existence of Offeror will cease.

The board of directors of PMID has (i) approved the Merger Agreement, and deemed the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of PMID shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) taken all other action necessary to render the provisions of Chapter 23B.19 of the WBCA on Business Combinations with Interested Shareholders, if applicable, and the Company Rights inapplicable to each of the Offer, the Merger and the other transactions contemplated by the Merger Agreement; and (iv) recommended that the PMID shareholders accept the Offer and tender their Shares in the Offer.

In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of Shares whose Share Certificates are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

Offeror will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary and Innisfree M&A Incorporated (the “Information Agent”) (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Offeror will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Offeror will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone number set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

Innisfree M&A Incorporated

Nothing contained herein or in the enclosed documents shall make you or any other person the agent of Parent, Offeror, Magic Hat, the Depositary, the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the offer other than the enclosed documents and the statements contained therein.

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